Exhibit 3.224

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:44 PM 08/29/2007
FILED 04:42 PM 08/29/2007
SRV 070970408 - 4415012 FILE

CERTIFICATE OF INCORPORATION

OF

COBHAM DEFENSE PRODUCTS, INC.

FIRST: The name of the Corporation is COBHAM DEFENSE PRODUCTS, INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 750, each of which shares shall have $1 par value.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal By-Laws of the Corporation.

SIXTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation. SEVENTH: Written ballots shall not be required for the election of Directors unless required by the By-Laws. EIGHTH: The name and mailing address of the incorporator are Susan E. Harlos, c/o Jaeckle Fleischmann & Mugel, LLP, 12 Fountain Plaza, Buffalo, New York 14202-2292. NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii} for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of t he Delaware General Corporation Law, or (iv} for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not p e rsonally liable as set - 2 -

forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corpor at i on existing at the time of such repeal or modification. I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make this Certificate of I ncorporation, do certify and affirm under penal ty of perjury that the facts herein stated are t rue, and, accordingly, have hereto set my hand on 29TH day of August 2007. Susan E. Har l os, Sole Incorporator - 3 -